Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276590

PROSPECTUS SUPPLEMENT NO. 13

To Prospectus dated May 2, 2024

Up to 18,041,060 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 3,913,043 Shares of Class A Common Stock Issuable Upon Conversion of Series A Preferred Stock

13,418,923 Shares of Class A Common Stock

3,874,394 Warrants

This prospectus supplement no. 13 supplements the prospectus dated May 2, 2024 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (Registration No. 333-276590). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The Prospectus relates to the issuance by us of up to an aggregate of 21,954,103 shares of our Class A Common Stock, consisting of (i) up to 14,166,666 shares of Class A Common Stock that are issuable upon the exercise of 14,166,666 Public Warrants originally issued by our predecessor company, Anzu, as part of its IPO of units at a price of $10.00 per unit, with each unit consisting of one share of Anzu Class A Common Stock and one-third of one Public Warrant; (ii) up to 3,874,394 shares of Class A Common Stock that are issuable upon the exercise of 3,874,394 Shortfall Warrants issued to the Meteora FPA Parties for no additional consideration pursuant to the Forward Purchase Agreement; up to 2,173,913 shares of Class A Common Stock issuable upon conversion of 2,500,000 shares of our Series A Convertible Preferred Stock, issued to the Sponsor concurrently with the Closing in a private exchange offer for 2,500,000 shares of Anzu’s Class B Common Stock, originally issued in connection with the IPO at a price of $0.002 per share; (iv) up to 869,565 shares of Class A Common Stock issuable upon conversion of an aggregate of 1,000,000 shares of Series A Preferred Stock, which were issued to the PIPE Investors, each an affiliate of the Sponsor, in connection with the Closing at a price of $10.00 per share and have a conversion price of $11.50 per share; and (v) up to 869,565 shares of Class A Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock, which were issued to GAT in connection with the Closing in exchange for the Legacy Envoy Bridge Note at a price of $10.00 per share and have a conversion price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants, assuming the exercise in full of all of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise.

The Prospectus and prospectus supplement also relate to the offer and sale from time to time by the Selling Securityholders named in the Prospectus of up to 3,874,394 Shortfall Warrants and up to 21,206,360 shares of Class A Common Stock, consisting of (i) up to 3,874,394 shares of Class A Common Stock that are issuable upon the exercise of 3,874,394 Shortfall Warrants issued to the Meteora FPA Parties for no additional consideration pursuant to the Forward Purchase Agreement; (ii) up to 2,173,913 shares of Class A Common Stock issuable upon conversion of 2,500,000 shares of Series A Preferred Stock, which were issued to the Sponsor concurrently with the Closing in a private exchange offer for 2,500,000 shares of Anzu Class B Common Stock originally issued in connection with the IPO at a price of $0.002 per share and have a conversion price of $11.50 per share; (iii) up to 869,565 shares of Class A Common Stock issuable upon conversion of an aggregate of 1,000,000 shares of Series A Preferred Stock, which were issued to the PIPE Investors in connection with the Closing at a price of $10.00 per share and have a conversion price of $11.50 per share; (iv) up to 869,565 shares of Class A Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock, which were issued to GAT in connection with the Closing in exchange for the Legacy Envoy Bridge Note at a price of $10.00 per share and have a conversion price of $11.50 per share; (v) 2,000,000 shares of Class A Common Stock (1,000,000 of which remain unvested and subject to forfeiture and will vest upon the approval from the United States Food and Drug Administration of the Acclaim CI or upon a change of control of the Company) issued to the Sponsor concurrently with the Closing upon conversion of 2,000,000 shares of Anzu Class B Common Stock originally issued in connection with the IPO at a price of $0.002 per share; (vi) an aggregate of 125,000 shares of Class A Common Stock issued to Anzu’s former directors concurrently with the Closing upon conversion of 125,000 shares of Anzu Class B Common Stock originally issued in connection with the IPO at a price of $0.002 per share; (vii) an aggregate of 490,000 shares of Class A Common Stock issued to the Sponsor concurrently with the Closing upon conversion of 490,000 shares of Anzu Class B Common Stock and subsequently transferred by the Sponsor to certain third parties for no additional consideration pursuant to (a) side letter agreements, dated December 6, 2021, by and between the Sponsor and certain institutional investors and (b) extension support agreements, by and among Anzu, the Sponsor and several unaffiliated third parties; (viii) an aggregate of 8,512 shares of Class A Common Stock issued to the Meteora FPA Parties concurrently with the Closing for no additional consideration pursuant to the Forward Purchase Agreement; and (ix) an aggregate of 10,795,411 shares of Class A Common Stock issued to the Key Seller Stockholders concurrently with the Closing, and as consideration in the Business Combination, upon the conversion of an aggregate of 169,731,160 shares of Legacy Envoy Common Stock held by the Key Seller Stockholders into shares of Class A Common Stock. We will not receive any proceeds from the sale of Shortfall Warrants or Class A Common Stock by the Selling Securityholders pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of their Shortfall Warrants or Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their Shortfall Warrants and Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of Shortfall Warrants or Class A Common Stock by the Selling Securityholders pursuant to the Prospectus. We provide more information about how the Selling Securityholders may sell their Shortfall Warrants and Class A Common Stock in the section entitled “Plan of Distribution.”

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on December 20, 2024.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A Common Stock and Public Warrants are listed on The Nasdaq Capital Market under the symbols “COCH” and “COCHW,” respectively. On December 19, 2024, the closing price of our Class A Common Stock was $1.84 and the closing price for our Public Warrants was $0.05.

See the section entitled “Risk Factors” beginning on page 10 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2024

ENVOY MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40133	86-1369123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4875 White Bear Parkway White Bear Lake, MN	55110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 900-3277

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	COCH	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole Warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	COCHW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01: Entry Into a Material Definitive Agreement

On December 20, 2024, Envoy Medical, Inc., formerly Anzu Special Acquisition Corp I (the “Company”), entered into a Conversion and Waiver Agreement (the “Conversion Agreement”) with Anzu SPAC GP I LLC (“Anzu”), which was the sponsor of the Company prior to the Company’s completion of the business combination transaction with Envoy Medical Corporation (“Legacy Envoy”) on September 29, 2023.

At the time of entering into the Conversion Agreement, Anzu was the holder of 2,500,000 shares of the Company’s Series A Preferred Stock (“Preferred Stock”) and 1,000,000 shares of the Company’s Class A Common Stock (“Common Stock”), which shares of Common Stock (the “Restricted Shares”) were unvested and subject to certain restriction and risk of forfeiture pending the Company’s achievement of certain milestones, as set forth in that certain Sponsor Support and Forfeiture Agreement, dated as of April 17, 2023, by and between the Company, Legacy Envoy, and Anzu (the “Support Agreement”). Pursuant the terms set forth in the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”), the Preferred Stock accrues dividends at a rate of 12% per annum based on a $10.00 per share original issue price. Pursuant to the terms of the Support Agreement, the Company may under certain circumstances accrue such dividends otherwise payable to Anzu rather than paying them in cash.

Pursuant to the terms of the Conversion Agreement, Anzu and the Company agreed that effective upon closing of the transactions under the Conversion Agreement, which occurred on December 20, 2024: (i) that Anzu waives the Company’s obligation to pay $3,733,333 of accrued dividends on the Preferred Stock; (ii) the Company waives the restriction and vesting requirement for the Restricted Shares, which became unrestricted and freely tradable; (iii) the Company agreed to make a voluntary, temporary reduction in the conversion price, pursuant to the terms of the Certificate of Designation, of all of the outstanding shares of Preferred Stock effective December 20, 2024 through January 20, 2025 from $11.50 per share of Common Stock issuable upon conversion of a share of Preferred Stock to $3.63 (the “Conversion Price Reduction”), with the conversion ratio determined by dividing the $10.00 original issue price of the Preferred Stock by such conversion price; and (iv) Anzu agreed to convert 373,333 shares of Preferred Stock into 1,028,986 shares of Common Stock at the temporary conversion price.

The summary of the terms of the Conversion Agreement set forth above is qualified in its entirety by reference to the full terms of the of the Conversion Agreement, which is filed herewith as Exhibit 10.1.

Item 3.03 Material Modification of Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the alteration of the terms of the Preferred Stock pursuant to the terms of the Certificate of Designation is incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Conversion and Waiver Agreement, dated December 20, 2024, by and between the Registrant and Anzu SPAC GP I LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVOY MEDICAL, INC.

December 20, 2024	By:	/s/ David R. Wells
David R. Wells
Chief Financial Officer

2

Exhibit 10.1

CONVERSION AND WAIVER AGREEMENT

This Conversion and Waiver Agreement (this “Agreement”) is made and entered into as of December 20, 2024, by and between Envoy Medical, Inc., a Delaware corporation (the “Company”), and Anzu SPAC GP I LLC, a Delaware limited liability company (the “Sponsor”). Each of the parties hereto are referred to as a “Party” and together, the “Parties.”

RECITALS

WHEREAS, on September 29, 2023, Envoy Medical Corporation (“Legacy Envoy”) consummated a business combination (the “Business Combination”) with Anzu Special Acquisition Corp I, an affiliate of the Sponsor (“Anzu”), pursuant to that certain Business Combination Agreement, dated as of April 17, 2023;

WHEREAS, in connection with the closing of the Business Combination and certain related transactions, among other things: (i) Legacy Envoy became a wholly owned subsidiary of Anzu and Anzu changed its name to “Envoy Medical, Inc.”; (ii) the Company issued the Sponsor an aggregate of 2,500,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), in exchange for an aggregate of 2,500,000 shares of Anzu’s outstanding Class B common stock then held by the Sponsor, which Series A Preferred Stock may be converted into up to 2,173,913 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), in accordance with the Certificate of Designation governing the terms of the Series A Preferred Stock (the “Certificate of Designation”); (iii) the Company issued the Sponsor an aggregate of 2,000,000 shares (the “Retained Sponsor Shares”) of its Class A Common Stock, of which 1,000,000 Retained Sponsor Shares (the “Contingent Sponsor Shares”) are currently unvested and subject to certain restriction and forfeiture set forth in that certain Sponsor Support and Forfeiture Agreement, dated as of April 17, 2023, by and between the Company, Legacy Envoy and the Sponsor (the “Sponsor Support Agreement”); and (iv) the Company issued an aggregate of 1,000,000 shares of Series A Preferred Stock to AICP III L.P., Anzu Industrial Capital Partners III, L.P. and Anzu Industrial Capital Partners III QP, L.P. (collectively, the “PIPE Investors”), each an affiliate of the Sponsor, pursuant to a subscription agreement, dated April 17, 2023 (as amended, the “Subscription Agreement”), by and between Anzu and the Sponsor; and

WHEREAS, the Company and the Sponsor are parties to that certain Amended and Restated Registration Rights and Lock-Up Agreement, dated as of September 29, 2023 (the “A&R Registration Rights Agreement”), pursuant to which, among other things, the Company filed a registration statement on Form S-1 (File No. 333-276590) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of the Contingent Sponsor Shares and the issuance and resale of the Conversion Shares (as defined below).

On and subject to the terms and conditions set forth in this Agreement, the Parties hereto agree as follows:

Article I: Conversion and Waiver

Section 1.1 Waiver of Vesting Conditions. Effective upon the Closing (as defined below), the Company hereby waives all vesting conditions applicable to the Contingent Sponsor Shares pursuant to Section 4 of the Sponsor Support Agreement, and the Company further acknowledges and agrees that the Contingent Sponsor Shares shall vest effective upon the Closing (the “Vesting Waiver”).

Section 1.2 Waiver of Unpaid Cash Dividends. Effective upon the Closing, the Sponsor hereby waives its right to receive $3,733,333 of Unpaid Cash Dividends (as defined in the Certificate of Designation) in respect of its Convertible Preferred Stock as of the Closing Date (as defined below) (the “Dividend Waiver”).

Section 1.3 Voluntary Conversion Price Decrease. Pursuant to Section 10(h) of the Certificate of Designation, the Company hereby agrees to irrevocably decrease the Conversion Price (as defined in the Certificate of Designation) for the Convertible Preferred Stock from $11.50 per share to $3.63 per share, effective upon the Closing and for a period of twenty (20) Business Days subsequent to the Closing Date (the “Conversion Price Decrease”).

Section 1.3 Voluntary Conversion. Immediately following the effectiveness of the Conversion Price Decrease, the Sponsor hereby agrees to convert 373,333 shares of Series A Preferred Stock (the “Converted Preferred Stock”) for 1,028,986 shares of Class A Common Stock (the “Conversion Shares” and, together with the Contingent Sponsor Shares, the “Shares”), pursuant to Section 6 of the Certificate of Designation (the “Voluntary Conversion” and, together with the Vesting Waiver, the Dividend Waiver and the Conversion Price Decrease, the “Transactions”).

Section 1.4 Closing. The closing of the Transactions (the “Closing”) shall occur on December 20, 2024, a date (the “Closing Date”) no later than three business days after the date of this Agreement. At the Closing, (a) the Company shall cause the restrictive legends on the Contingent Sponsor Shares to be removed, (b) the Sponsor shall deliver or cause to be delivered to the Company all right, title and interest in and to the Converted Preferred Stock (and no other consideration) free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”), together with any documents of conveyance or transfer in accordance with Section 8 of the Certificate of Designation and that the Company may otherwise deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Converted Preferred Stock free and clear of any Liens and (c) the Company shall cause the Conversion Shares to be issued and delivered to the Sponsor; provided, however, that the Parties acknowledge that the Company may delay the delivery of the Conversion Shares due to procedures and mechanics within the system of the Depository Trust Company or The NASDAQ Capital Market (including the procedures and mechanics regarding the listing of the Conversion Shares (as defined below) on such exchange), or other events beyond the Company’s control and that such delay will not be a default under this Agreement so long as (i) the Company is using its reasonable best efforts to effect the issuance of the Conversion Shares, and (ii) such delay is no longer than five business days after the date of this Agreement.

Article II: Covenants, Representations and Warranties of the Sponsor

The Sponsor hereby covenants as follows, and makes the following representations and warranties to the Company, each of which is and shall be true and correct on the date hereof and at the Closing, and all such covenants, representations and warranties shall survive the Closing.

Section 2.1 Power and Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and the Sponsor has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions contemplated hereby. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Sponsor of this Agreement and the consummation of the Transactions contemplated hereby.

Section 2.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and legally binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement and consummation of the Transactions will not violate, conflict with or result in a breach of or default under (i) the Sponsor’s organizational documents, (ii) any agreement or instrument to which the Sponsor is a party or by which the Sponsor or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Sponsor, except in the case of clause (iii), where such violations, conflicts, breaches or defaults would not adversely affect the Sponsor’s ability to consummate the transactions contemplated hereby in any material respect.

Section 2.3 Title to the Converted Preferred Stock. The Sponsor is the sole legal and beneficial owner of the Converted Preferred Stock. The Sponsor has good, valid and marketable title to the Converted Preferred Stock, free and clear of any Liens (other than pledges or security interests that the Sponsor may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker). The Sponsor has not, in whole or in part, except as described in the preceding sentence, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its rights, title or interest in or to the Converted Preferred Stock, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Converted Preferred Stock. Upon the Sponsor’s delivery of its Converted Preferred Stock to the Company pursuant to the Voluntary Conversion, the Company will acquire good, marketable and unencumbered title to such Converted Preferred Stock, free and clear of all Liens. The Sponsor acquired the Converted Preferred Stock from the Company, and the Sponsor paid the full purchase price or other consideration to the Company more than 12 months prior to the date hereof.

Section 2.4 Further Conversion of Series A Preferred Stock. The Sponsor agrees that, except in connection with the Voluntary Conversion provided herein, the Sponsor will not voluntarily convert any shares of Series A Preferred Stock beneficially owned by the Sponsor (including, for the avoidance of doubt, shares of Series A Preferred Stock owned by the PIPE Investors) during the effectiveness of the Conversion Price Decrease.

Section 2.5 Further Action. The Sponsor agrees that it shall, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the Transactions.

Article III: Covenants, Representations and Warranties of the Company

The Company hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Sponsor, and all such covenants, representations and warranties shall survive the Closing.

Section 3.1 Power and Authorization. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby. No material consent, approval, order or authorization of, or material registration or declaration with, any governmental entity is required on the part of the Company in connection with the execution, delivery and performance by it of this Agreement and the consummation by the Company of the transactions contemplated hereby.

Section 3.2 Valid and Enforceable Agreements; No Violations. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. The board of directors of the Company has determined that the Conversion Price Decrease is in the Company’s best interest, in accordance with Section 10(h) of the Certificate of Designation. This Agreement and consummation of the Transactions will not violate, conflict with or result in a breach of or default under (a) the articles of incorporation, code of regulations or other organizational documents of the Company, (b) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (c) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company, except in the case of clauses (b) or (c), where such violations, conflicts, breaches or defaults would not adversely affect the Company’s business or its ability to consummate the transactions contemplated hereby in any material respect.

Section 3.3 Validity of the Consideration Shares. The Consideration Shares have been duly authorized and reserved by the Company for issuance upon conversion of the Converted Preferred Stock and, when issued in accordance with the provisions of the Certificate of Designation and delivered to the Sponsor pursuant to the Voluntary Conversion against delivery of the Converted Preferred Stock in accordance with the terms of this Agreement, the Consideration Shares will be validly issued, fully paid and nonassessable, and the Consideration Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

Section 3.4 Registration Statement.

(a) The Company has prepared and filed with the Commission a registration statement on Form S-1 (File No. 333-276590) under the Securities Act, and the rules and regulations of the Commission thereunder (the “Securities Act Regulations”), which registration statement was declared effective by the Commission and the Shares have been registered by the Company on such registration statement. Such registration statement, including all amendments and exhibits thereto and the documents and information incorporated by reference therein is referred to as the “Registration Statement.”

(b) Each of the Registration Statement and any post-effective amendment thereto has become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued by the Commission under the Securities Act, no order preventing or suspending the use of any prospectus has been issued by the Commission and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, threatened by the Commission. The Company has complied to the Commission’s satisfaction with each request (if any) from the Commission for additional information.

Section 3.5 Listing Approval. At the Closing, the Shares shall be approved for listing on The NASDAQ Capital Market, subject to notice of issuance.

Section 3.6 Transfer Agent Instructions. The Company agrees that it shall, on the Closing Date, cause Equiniti Trust Company, LLC as transfer agent for the Class A Common Stock (the “Transfer Agent”), to remove any restrictive legends on the Contingent Sponsor Shares and issue the Consideration Shares to the Sponsor pursuant to and in accordance with Sections 1.1 and 1.3, respectively. The Company shall have delivered or cause to be delivered to the Transfer Agent a legal opinion confirming the effectiveness of the Registration Statement and opining that the legends on the Contingent Sponsor Shares may be removed and the Conversion Shares may be issued to the Sponsor without restrictive legends, provided that the Sponsor shall furnish to the Company and its counsel such documents and information as they may reasonably require for such purpose.

Section 3.7 Disclosure. At or before 9:30 a.m., New York City time, on the first business day after the date of this Agreement, the Company shall issue a publicly available press release or file with the Commission a Current Report on Form 8-K disclosing all material terms of the Transactions (to the extent not previously publicly disclosed). Without the prior written consent of the Sponsor, the Company shall not disclose the name of the Sponsor in any filing or announcement, unless such disclosure is required by applicable law, rule, regulation or legal process.

Section 3.8 No Litigation. There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against the Company that would reasonably be expected to impede the consummation of the transactions contemplated hereby.

Section 3.9 Further Action. The Company agrees that it shall, upon request, execute and deliver any additional documents to be necessary or desirable to complete the Transactions (including, without limitation, any documents requested by the Transfer Agent).

Article IV: Miscellaneous

Section 4.1 Entire Agreement. This Agreement and any documents and agreements executed in connection with the Transactions embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.2 Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either Party.

Section 4.3 Assignment; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns. No Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party hereto.

Section 4.4 Further Assurances. The Parties hereto each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, including giving any further assurances, as any Party may reasonably request in connection with the Transactions contemplated by and in this Agreement. In addition, subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions contemplated hereby, including the obtaining of all necessary, proper or advisable consents, approvals or waivers from third parties and the execution and delivery of any additional instruments reasonably necessary, proper or advisable to consummate the Transactions contemplated hereby.

Section 4.5 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any non-compliance or breach be deemed to be a waiver of a Party’s rights and remedies with respect to such non-compliance or breach.

Section 4.6 Governing Law; Waiver of Jury Trial. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. Each of the Company and the Sponsor irrevocably waive any and all right to trial by jury with respect to any legal proceeding arising out of the transactions contemplated by this Agreement.

Section 4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile or any standard form of telecommunication or e-mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

ENVOY MEDICAL, INC.

By:	/s/ Brent Lucas
Name:	Brent Lucas
Title:	Chief Executive Officer

ANZU SPAC GP I LLC

By:	/s/ Whitney Haring-Smith
Name:	Whitney Haring-Smith
Title:	Managing Member